Exhibit 1

TRANSACTIONS

The following tables set forth all transactions effected in the last sixty days by or on behalf of the Reporting Persons in relation to the shares of Common Stock, inclusive of any transactions effected through 4:00 p.m., New York City time, on December 13, 2013. The transactions include purchases and dispositions of shares of Common Stock and purchases of Notes effected by Solus in the open market. The tables include commissions received in per share prices with respect to the transactions in Common Stock and in aggregate consideration with respect to the transactions in Notes.

Trades in Common Stock

Date of Transaction	Number of Shares	Price per Share
10/22/13	(83,045)	$12.21
10/23/13	(54,236)	$11.75
10/24/13	(95,916)	$11.55
10/25/13	(71,860)	$11.33
11/14/13	(434,796)	$7.87
12/09/13	100,000	$9.93
12/12/13	89,608	$9.85

Trades in Series A Notes

Date of Transaction	Principal Amount	Aggregate Consideration
12/09/13	$4,000,000	$3,610,000
12/10/13	$2,666,729	$2,406,722.92
12/12/13	$15,100,000	$14,061,875

Trades in Series B Notes

Date of Transaction	Principal Amount	Aggregate Consideration
12/09/13	$3,781,203	$3,667,766.91
12/13/13	$2,414,361	$2,402,289.20